December 1, 2006

George Andrew Eby III
14909-C Fitzhugh Road
Austin, Texas, 78736

Re:	Consulting Agreement

Dear Mr. Eby:

        The purpose of this letter (“Letter”) is to set forth the terms and conditions by which you (“Consultant” or “Eby”) will provide consulting services to Auriga Laboratories, Inc., a Delaware corporation (“Auriga”), in connection with Auriga’s research and development of products based on, incorporating or containing zinc acetate (the “Field”).

        1.     Consultant agrees to provide consulting services on an as-needed basis with respect to matters related to the Field (“Services”). Services shall include, without limitation, providing such advice and information relating to the Field as Auriga may reasonably request from time to time.

        2.     During the term of this Letter, including any renewal terms, as consideration for the Services rendered by Consultant to Auriga under the terms of this Letter, Auriga shall compensate Consultant $100,000 annually as follows:

                (a)     For the period beginning on December 1, 2006 and ending on the date on which this Letter expires pursuant to its terms or is terminated, whichever is first to occur, Auriga will pay Consultant a monthly fee in the amount of $2,083.33 in accordance with Auriga’s standard payroll policies then in effect; and

                (b)     For the period beginning on January 1, 2007 and ending on the date on which this Letter expires pursuant to its terms or is terminated, whichever is first to occur, Auriga will, on the last day of each calendar quarter and beginning with the first calendar quarter of 2007, issue and promptly deliver to Consultant, or to a broker of Consultant’s designation, that number of shares of Auriga common stock which equals $18,750 of value based upon and valued by the closing price of Auriga’s common stock on the day of each such issuance.

In addition, Auriga will reimburse Consultant for reasonable and necessary expenses incurred in Consultant’s performance of Services and approved in advance by Auriga. Such reimbursement shall be contingent on Consultant adhering to Auriga’s expense reimbursement policies. The foregoing shall represent Consultant’s sole compensation for the Services to Auriga.

        3.     Consultant represents and warrants to Auriga as follows:

                (a)     Consultant is free to agree to the terms of this Letter, and Consultant is not bound by the terms of any agreement with any previous employer or any other third party to refrain from providing consulting services similar to the Services Consultant may provide in accordance with the terms of this Letter or from using or disclosing any trade secret or confidential or propriety information in the course of Consultant’s performance of his obligations under this Letter.

                (b)     Consultant has not been disqualified or debarred by the U.S. Food and Drug Administration for any purpose and has not been charged with or convicted for conduct relating to the development, approval or regulation of any drug products.

        4.     Consultant hereby agrees that during the term of this Letter, Consultant will not directly or indirectly own, manage, operate, consult, control, invest, or acquire an interest in, or otherwise engage or participate in (whether as a employee, employer, consultant, advisor or director, or as an owner, investor, partner, stockholder, officer, or other participant in) any business that competes with Auriga in the Field, including, without limitation, any business that sells any products based on, incorporating or containing zinc acetate. This Section 4 shall not prohibit the ownership of securities of any corporation that is listed on a national securities exchange or traded on the national over-counter market in an amount that shall not exceed 5% of the outstanding shares of any such corporation. Consultant acknowledges that Consultant will receive valuable consideration by virtue of this Letter.

        5.     Except pursuant to the performance of Services for Auriga or with the consent of Auriga, Consultant will not, during the term of this Letter and for a period ending two (2) years thereafter, take, disclose, use, sell or otherwise transfer any confidential or proprietary information of Auriga or any subsidiary or affiliate, including, without limitation, any information Auriga designates as confidential, and all techniques, methods, specifications, processes, selection of materials, product information, samples, software, designs, plans, customer or vendor lists, financial data (including cost and pricing data), trade secrets and other customer, sales, financial or business information, whether or not patentable, trademarkable or copyrightable, relating generally or specifically to Auriga’s business that was or in the future is supplied to or obtained by Consultant during the term of this Letter, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process. Consultant will return to Auriga, promptly following the termination or expiration of this Letter, as the case may be, any information, documents or materials relating to Auriga or any subsidiary or affiliate which came into Consultant’s possession or control during performance of the Services.

        6.     Consultant will for all purposes be deemed to be an independent contractor and not an employee of Auriga. Consultant shall not and shall have no authority to enter into negotiations for or enter into any contract or commitments in the name or on behalf of Auriga unless explicitly given such authority by Auriga in writing.

        7.     The term of this Letter shall begin on the date hereof and shall expire on March 10, 2010; provided, however, that this Letter shall automatically renew for successive one-year terms until Auriga provides to Consultant, at least ninety (90) daysprior to the expiration of the initial term of this Letter or the then current renewal term of this Letter, as the case may be, notice of Auriga’s intention not to renew this Letter. In addition, this Letter may be terminated as follows:

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(a) Upon written agreement of both parties;

(b) By Eby immediately upon Auriga filing or having filed against it a petition for bankruptcy or other insolvency proceedings;

(c) By either party in the event of a material breach of this Letter by the other party which remains uncured twenty (20) days after written notice of such breach; or

(d) By Auriga, without cause, by providing ninety (90) days prior written notice to Consultant.

(e) By Auriga immediately upon written notice to Consultant in the event that the representation and warranty in Section 3(b) above ceases to be true; that Consultant is indicted, or otherwise charged with, any felony; that Consultant commits an act that brings embarrassment upon Auriga, as determined in Auriga’s sole reasonable discretion; or Consultant commits, or is accused of committing, an act involving a breach of trust or embezzlement.

        8.     Auriga shall fully and completely hold Eby harmless in all circumstances due to Auriga’s involvement with Eby and Eby’s patents.

        9.     Consultant agrees that all Ideas and Inventions (as defined below) made or conceived by Consultant during the term of this Letter shall be deemed to be included in the definition of “Eby Technology” in Section 1.8 of that certain License Agreement by and among Consultant and Auriga and dated as of the date hereof. As used in this Letter, “Ideas and Inventions” include all creative work product relating to the Field, including but not limited to: ideas; concepts; processes; innovations; improvements; developments; discoveries; designs; software; data; data analysis; and data compilations, etc. In addition, Auriga shall have a right of first refusal of any patentable or patented inventions developed by Consultant outside patents licensed from Eby by Auriga.

        10.     Consultant shall, in the performance of Services hereunder, fully comply with all applicable provisions of laws, regulations, or ordinances, including but not limited to the laws of the United States.

        11.     Nothing in this agreement shall be construed to require Eby to sell, delete, surrender, modify, restrict, give or otherwise loose control of Internet websites owned by Eby. The parties agree to work together in good faith to resolve any issues in the event that Auriga reasonably believes that content on any website controlled by Eby presents regulatory or other legal concerns.

        12.     At the end of this Consulting agreement (Letter) and thereafter, Eby shall have the right to compete against Auriga in the Field without restriction. This clause shall survive the expiration of this agreement.

        13.     Auriga and Consultant may amend this Letter only in writing signed by both parties. This Letter is the entire agreement between the parties with respect to the subject matter hereof. Consultant may not assign this Letter without the prior written consent of Auriga. This Letter shall be binding upon and inure to the benefit of the parties’ respective successors, permitted assigns and personal representatives. This Letter shall be governed by the internal laws of the State of Texas (without reference to principles of conflicts of law) and subject to mandatory arbitration in Austin, Texas. In the event that any of the restrictions contained in Section 4 hereof are found to be invalid or unenforceable, the parties agree that the court may reduce the scope, duration or breadth of such restriction so as to make the restriction enforceable. In the event any other provisions of this Letter are deemed to be invalid or unenforceable, such provision shall be stricken and the remaining provisions shall not be affected thereby.

        If the foregoing correctly sets forth our agreement, please execute the enclosed copy of this Letter where indicated below and return the original to me.

Best regards,
AURIGA LABORATORIES, INC.
By: /s/ Philip S. Pesin
Name: Philip S. Pesin
Title: Chairman & CEO

Accepted and agreed to as
of the date first written above.

GEORGE A. EBY

By: /s/ George Andrew Eby III
             George Andrew Eby III

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